Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Luminex Corporation for the registration of shares of its common stock, preferred stock, debt securities or warrants and to the incorporation by reference therein of our report dated May 4, 2007 and our Comments by Auditors for U.S. Readers on Canada - U.S. Reporting Difference also dated May 4, 2007, with respect to the consolidated financial statements of Tm Bioscience Corporation, included in the Current Report on Form 8-K of Luminex Corporation filed on March 1, 2007 as amended on May 9, 2007.

Toronto, Canada	Ernst & Young LLP
June 16, 2008	Chartered Accountants
Licensed Public Accountants